Exhibit 4.22
Confidential material has been omitted and filed separately with the Commission

AGREEMENT
BETWEEN THE SHAREHOLDERS OF
CGG ARDISEIS
On the 23th day of June 2006. THIS AGREEMENT was made and entered into by and between:
1.	“INDUSTRIALIZATION & ENERGY SERVICES COMPANY”, a Saudi Joint Stock Company organized under the laws of the Kingdom of Saudi Arabia, having its head office in the city of Riyadh, (hereinafter referred to as “TAQA”), represented by its Chairman of the Board, Dr. Abdulaziz Saleh Al-Jarbou.
(OF THE FIRST PARTY)
2.	“COMPAGNIE GENERALE DE GEOPHYSIQUE”, existing under the laws of France, having its head office at 1, rue Leon Migaux – 91341 – MASSY Cedex – France (hereinafter referred to as “CGG”), represented by its Chairman and CEO, Mr. Robert BRUNCK.
(OF THE SECOND PARTY)
TAQA and CGG are collectively referred to as the “Parties”, and individually as “the Party” and/or “a Party”.
PREAMBLE
•	Whereas, “CGG ARDISEIS FZCO”, hereinafter referred to as the “COMPANY”, which is registered in the Commercial Register of the Jebel Ali Free Zone as a Free Zone Company under N° 01952 dated March 7, 2006 has been set up between CGG and GEOCO (a French company having its registered office at 18, rue Surcouf, 75007 Paris, France (hereinafter referred to as “GEOCO”).

•	Whereas, the COMPANY has been set up with an initial share capital of 500,000 AED (five hundred thousand UAE Dirhams) divided into 5 shares of 100,000 AED each and held by CGG (4 shares) and GEOCO (1 share).

•	Whereas, COMPANY has been set up with the objectives to target the market of the “land and shallow water seismic data acquisition business” in [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and countries within the Gulf Cooperation Council (the "Countries"); the "Gulf Cooperation Council" or "GCC" being defined as the countries pertaining to the Gulf Cooperation Council at the date hereof, other than the Kingdom of Saudi Arabia, i.e. Oman, Kuwait, United Arab Emirates, Qatar and Bahrain.

•	Whereas, it is understood between TAQA and CGG that other neighbouring countries with business potential may be added in the future to the Countries, as listed above, subject to mutual agreement between the Parties.

•	Whereas, for this purpose, CGG has transferred to COMPANY the ownership of the equipment it has to conduct the Activities, as hereinafter defined, in the Countries, according to an Asset

Purchase Agreement entered into on June 23, 2006 (the “APA”). Such equipment are listed in the APA and are hereinafter referred to as the “Equipment”.

The Equipment have been sold according to the terms of the APA for a price of USD 28,178,000. (the “APA Purchase Price”) which is deemed to represent the Equipment’s market value and has been paid to CGG before the date hereof. However, the Parties have agreed that the Equipment’s final purchase price will be confirmed based upon an evaluation made by a third party ; such evaluation being not fully completed at the date hereof. Consequently, upon receipt of the final report of such third-party’s evaluation and if such report leads to a value of the Equipment different than USD 28,178,000. (the “Third-Party’s Value”), the Equipment purchase price will be adjusted upward or downward according to the following rules :
•	If the Third-Party Value is between USD 26,000,000. and USD 30,000,000., the Equipment final purchase price will be USD 28,178,000 ;

•	If the Third-Party Value is between USD 30,000,000. and USD 32,000,000., the Equipment final purchase price will be USD 28,178,000. increased by the difference between USD 30,000,000. and the Third-Party Value ;

•	If the Third-Party Value is between USD 24,000,000. and USD 26,000,000., the Equipment final purchase price will be USD 28,178,000. decreased by the difference between USD 26,000,000. and the Third-Party Value ;

•	If the Third-Party Value is higher than USD 32,000,000., the Equipment final purchase price will be USD 30,000,000.

•	If the Third-Party Value is lower than USD 24,000,000., the Equipment final purchase price will be USD 26,000,000.
In case of such difference between the APA Purchase Price and the Third-Party Value and adjustment of the Equipment purchase price according to the above mentioned provisions, such adjustment amount will be either paid by COMPANY to CGG or reimbursed by CGG to COMPANY.

Similarly, CGG will sell to COMPANY inventory related to the Equipment and the Activities for an amount around USD 5,000,000. based upon a list of such inventory mutually made between CGG and COMPANY, the final purchase price of said inventory to be confirmed and adjusted at the transfer date to correspond to the exact transferred inventory items at such date on the basis of the purchase price at which CGG purchased the related inventory items..
•	To allow the financing of such purchase and the activities of the COMPANY, the share capital of the COMPANY has been increased from 500,000 AED to 157,800,000 AED (being the equivalent of USD 42,964,000.), divided into 1,578 shares of 100,000 AED each.

•	Whereas, CGG undertakes to provide evidence satisfactory to TAQA that cash totalling AED 157,800,000 in the form of share capital has been invested in the COMPANY either by CGG or GEOCO.

•	Whereas, GEOCO is wishing to transfer its participation in the COMPANY and TAQA has expressed its interest to take over such participation and to further invest in the COMPANY in order to hold 49% of the COMPANY’s share capital.

•	Whereas, TAQA will become a shareholder of the COMPANY with effect from the date of the shares purchase described in Article 3.1. of this agreement.

•	Whereas, TAQA and CGG have entered into a Memorandum of Understanding on March 27th, 2006, to define the outlines of their relations within the COMPANY.

•	And whereas the Parties hereto wish to define the organization of the COMPANY and their relations.
NOW, THEREFORE, THE TWO PARTIES HERETO HAVE AGREED AS FOLLOWS:
ARTICLE (1)
PURPOSE AND OBJECTS OF THE COMPANY
1.1	The purpose and objects of the COMPANY will be as follows:
a)	To undertake land and shallow water seismic data acquisition business in the Countries, for the exploration and/or production of oil, gas, water, minerals and/or other mineral resources, by using exclusively onshore or shallow water vibroseis, explosive, or airgun sources and recording equipment temporally deployed on the earth surface or sea bed (the “Activities”).

For the avoidance of doubt, “shallow water seismic” is defined as Ocean Bottom Cable (OBC) operations realized close to the shore in shallow water depth and which typically represent an extension of land/transition zone seismic surveys (whether concomitant or not).

b)	To undertake all geodetic, mapping and survey activities in direct relation with the Activities.

c)	To undertake import, export, management, maintenance and repair of any and all equipment necessary or useful to the Activities.

d)	To undertake direct or indirect participation in any business, firm or company whose object would be primarily to promote and conduct the Activities.

e)	And, generally, to undertake any business, industrial, mining, financial, personal or real property operations relating directly to the Activities.
1.2	It is understood that, notwithstanding article 10.1 hereinafter:
a)	until COMPANY has been registered and fully licensed in [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] to conduct the Activities in such countries and until completion of the client contracts in progress at the date of such local registration(s)/license(s), the equipment transferred to COMPANY under the APA will be leased to CGG at a leasing hire to be mutually agreed and the clients contracts will continue to be carried out by CGG.

b)	CGG will be entitled to continue activities in [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] through the relations it currently has with [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

The equipment presently located in [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and to be sold to COMPANY will be then leased to CGG for its operations in [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] with [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], at a lease rate to be mutually agreed until such date as decided by CGG.

c)	CGG will be entitled to continue its current activities in the Jebel Ali Free Zone, through its branch, and consisting of importing, exporting, maintaining, repairing and upgrading offshore and onshore vehicles and equipment, procuring spare parts, services and providing technical support to CGG’s and its affiliates’ operations, including those of the COMPANY, when required and under terms and conditions to be mutually agreed.
1.3	In case clients request offers or services or the COMPANY wishes to provide offers or services including both (i) the Activities, as defined in the first paragraph of Article 1.1 a) and (ii) other products or services such as, but not limited to, equipment, offshore streamers seismic data acquisition, permanent or semi-permanent seismic data acquisition, field monitoring and/or instrumentation, processing and/or interpretation (the “Excluded Business”), such Excluded Business will not be part of the COMPANY business. The COMPANY will promptly inform CGG of such business opportunities and CGG will decide whether to pursue those business opportunities in relation with the Excluded Business or not.

In case CGG decides to pursue such opportunities:
•	the part of the contract with clients related to the Activities will be fully carried out by the COMPANY; and

•	the part of the contract with clients related to the Excluded Business will be carried out by CGG or any of its affiliates.
In such case, CGG and the COMPANY will do their best efforts to have a tripartite agreement with the client under which they will act severally or to have separate agreements with clients for the Activities (the agreement with client being signed by COMPANY) and for the Excluded Business (the agreement with client being signed by CGG). If any of such schemes is not accepted by the client, CGG will decide whether the contract with the client will be signed by the COMPANY or CGG acting as prime contractor. In such case the Excluded Business (if the COMPANY is the prime contractor) will be fully subcontracted to CGG or the Activities (in case CGG is the prime contractor) will be fully subcontracted to the COMPANY on a back-to-back basis, the subcontracting party assuming and benefiting from all rights and obligations under the contract with the client as far as they relate to the Excluded Business or the Activities, as if it was the prime contractor.

For the avoidance of doubt, in case a request or an offer is only related to an Excluded Business, such opportunity or offer will be conducted by CGG, exclusively in its own name and on its own behalf.

1.4.	It is hereby understood that according to the articles of incorporation of Arabian Geophysical & Survey Company Ltd (“ARGAS”), a Saudi company conducting land seismic acquisition business in the Kingdom of Saudi Arabia and in which TAQA and CGG are the shareholders, TAQA and CGG have agreed that ARGAS and the COMPANY shall co-operate for the Activities in the GCC Countries according to the terms and conditions attached hereto as Appendix I.

Therefore, as long as such cooperation between ARGAS and the COMPANY will be in force under the terms and conditions attached hereto:
a)	COMPANY shall not promote or conduct any of the Activities (Article 1.1 a) in the Kingdom of Saudi Arabia; and

b)	COMPANY and ARGAS will cooperate for the Activities in the GCC Countries according to the terms and conditions of ARGAS’s articles of association attached hereto as Appendix I.
ARTICLE (2)
SHARE CAPITAL
2.1.	The share capital of the COMPANY is equal to 157,800.000.00 AED and is divided into 1,578 shares of 100,000.00 AED each (hereinafter “Share” or “Shares”).

2.2.	Any modification of the COMPANY’s share capital will be decided by a resolution of the shareholders of the COMPANY representing at least sixty seven per cent (67%) of the COMPANY’s share capital according to article 6 hereof. and be subject to the approval of the Jebel Ali Free Zone Authority (“JAFZA”).
ARTICLE (3)
SHARES – TRANSFER OF SHARES
3.1.	a)	The Parties hereby agree that 773 (seven hundred seventy three) Shares of the COMPANY presently held by CGG and GEOCO (CGG: 772 and GEOCO: 1) will be purchased by and transferred to TAQA, in consideration of a price of 100,000.00 per Share. CGG will provide TAQA with satisfactory evidence that the price of AED 100,000.00 per share has been paid into the COMPANY as a cash investment in the share capital of the COMPANY. Such purchase and sale of the Shares will be effective at the latest date to occur of (i) the signature between the Parties of the Shares Sale Agreement as per form attached in Appendix II hereto and (ii) signature by the Parties in front of the Jebel Ali Free Zone Authority of the documents as per form attached in Appendix III (the “Completion”).

The total Shares purchase price of AED 77,300,000 will be payable in US Dollars and will be converted in US Dollars at the Completion date at the average official USD/AED exchange rate prevailing during the thirty (30) business days preceding the Completion.

Such purchase price will be paid by TAQA to CGG as soon as possible after Completion and in any and all cases by or on July 8, 2006, by wire transfer to the following CGG’s bank account or any other account notified by CGG :

BNP PARIBAS Branch : Massy Saclay 2/12, Chemin des Femmes 91300 Massy France

Branch : Massy Saclay RIB/ID : 30004 00684 00010023710 13 IBAN : FR 76 3000 4006 8400 0100 2371 013 BIC : BNPAFRPPMAS

Should the new COMPANY’s license and shares certificates materialising the new shareholding in the COMPANY have not been issued by the JAFZ Authorities within sixty (60) days from the Completion, the present Agreement will be terminated and the transfer of Shares referred to in the present Article 3.1. will be cancelled, unless the Parties decide otherwise by mutual consent.
b)	Subject to the provisions hereof, CGG will indemnify and hold TAQA harmless of any COMPANY’s liabilities arising due to acts, defaults or negligence of COMPANY occurred before the date TAQA effectively becomes a shareholder of the COMPANY and which have been or should have been recorded or disclosed in the COMPANY’s books and accounts for the period ending on such date according to international accounting principles, whether a claim has been asserted by a third-party or not before or on such date, unless such liabilities have been incurred in the ordinary course of business, are covered by insurance programs or may be recovered from a third-party alleged to be responsible thereof. It is understood that such indemnification by CGG to TAQA will be limited to a percentage of the above mentioned liabilities ; such percentage being equal to the percentage held by TAQA in the share capital of the COMPANY at the date such liabilities become final for the COMPANY.

CGG hereby represents and warrants that, at the date of the present Agreement, there is no pending litigation involving the COMPANY, whether as claimant or defendant.
3.2.	TAQA and CGG recognize that COMPANY’s strategic positioning in the region could strongly benefit from the participation of other regional business partners in this COMPANY. Accordingly, CGG shall benefit from a call right to purchase from TAQA, shares corresponding to 15% (fifteen per cent) of COMPANY’s total share capital (“Call Right”). These shares would be purchased at Actual Equity Value to be calculated pursuant to Article (16), or at the value at which TAQA have acquired the corresponding shares, which ever is the highest (the “Call Purchase Price”). The purpose of this purchase is to allow for participation in the COMPANY by entities from other GCC countries.

If CGG exercises its Call Right in accordance with the foregoing provisions, TAQA shall sell and transfer to CGG, or to the person designated by CGG (“Designated Person”), TAQA’s Shares representing 15% (fifteen per cent) of the COMPANY’s share capital at the Call Purchase Price. The closing of the transfer and sale by TAQA to CGG or the Designated Person of TAQA’s Shares in the COMPANY shall occur no later than 30 calendar days after the final determination of the Call Purchase Price. After the transfer has been completed, CGG, or the Designated Person shall pay the Call Purchase Price by delivering to TAQA cash in immediately available funds to the order of TAQA and the present agreement will be amended to take into account the change in the shareholding. Concurrently with the delivery of the cash for the payment of the Call Purchase Price, TAQA shall execute the instruments of transfer as shall be sufficient to fully vest such ownership interest in TAQA’s Shares in the COMPANY to CGG or the designated person. The closing shall take place at such place as may be agreed upon by the Parties.

It is however understood that the Call Purchase Price will only be applicable to any Call Right exercised by CGG during a period of ten (10) years from the execution date of the present Agreement and that, before expiration of such period, the Parties will negotiate in good faith the purchase price that will apply to any Call Right which might be exercised by CGG after expiration of such ten (10) years period.

3.3.	a)	Save as stated in article 3.2., any transfer of Shares or any other transaction such as a merger which results in Shares being held by a party other than the entity which was the original holder shall require the written consent of the non–selling Party.

Unless the Parties otherwise agree, if a Party (“Seller”) is wishing to sell Shares to a third-Party buyer (a “Purchaser”), the other Party (the “Non-Seller”) has the right of first refusal for the Shares so offered to a Purchaser. The right of first refusal may be exercised in the manner set forth below and the provisions hereof shall apply whether the Purchaser is an Affiliate of the Seller or not (an Affiliate being defined as to any company at least 50% of the capital of which is owned directly or indirectly by Seller or any company that directly or indirectly owns at least 50% of the capital of Seller or any company that is directly or indirectly owned as to at least 50% of its capital by a company that owns directly or indirectly at least 50% of the capital of the Seller).

The Seller shall send a written notice (the “Transfer Notice”) to the non-selling Party stating the number of Shares to be sold or transferred (the “Offered Shares”), the identity of the proposed Purchaser and the offered price (the “Offered Price”) and other terms of the proposed transfer. The proposed transfer must be bonafide, and the Seller shall, upon request, provide the Non-Seller with a copy of the document(s) in which the Purchaser offers or agrees to purchase the Offered Shares and any further information concerning the Purchase as the Non-Seller may reasonably request. The Non-Seller is entitled to purchase or have a designated party purchase the Offered Shares (at the option of the Non-Seller) at the Offered Price and on the terms specified in the Transfer Notice. The Non-Seller shall within 60 days of the Transfer Notice advise the Seller in writing whether it wishes to purchase, or have a designee purchase, the Offered Shares.
b)	In the event the Non-Seller does not wish to exercise its right of first refusal set forth in the foregoing Paragraph, it may, with a written notice delivered to the Seller within 60 days of the Transfer Notice, elect to approve the sale of the Shares to the Purchaser.

In the event the Non-Seller (i) does not confirm in writing its decision to exercise its right of first refusal as set forth above or (ii) fails to respond to the Transfer Notice within 60 days, the Seller may, at any time within 120 days after the date of the Transfer Notice, sell or transfer all (but not less than all) of the Offered Shares to the Purchaser at any price not less than the Offered Price and on terms not more favourable than those specified in the Transfer Notice.

c)	The Parties shall, as soon as practicable after the exercise by the Non-Seller of its right of first refusal, but in any event not later than 90 days after the date of the Transfer notice or, in case of a determination of the Actual Equity Value according to Article (16), not later than 20 days after the final determination of the Actual Equity Value, complete the sale and transfer of the relevant number of Shares, this period being subject to extension only (a) as may be needed to obtain any required governmental approvals and/or (b) as far as CGG is concerned, as may be necessary for CGG to obtain financing through an increase of its share capital.

d)	Any Purchaser must agree in writing, prior to the acquisition or the Offered Shares, to be bound by the terms of this Agreement as the same might be amended from time to time.

e)	Neither Party shall pledge or encumber Shares without the prior written consent of the other Party.

f)	Any transfer of Shares shall be deemed completed upon the registration of such transfer in the relevant Shares book, once the prior approval of the JAFZA has been granted. Registration of such transfer will be made upon decision of the Board of Directors. The Parties shall cause their representatives on the Board of Directors to vote for the registration of any Share transfer undertaken in accordance with the provisions of this Agreement.

g)	Any transfer made in violation of the terms and conditions of the present Agreement shall be nil and void.

h)	The Share certificates issued by the COMPANY shall bear the following notice displayed in a visible manner:

“The Shares represented by the present Share certificate are subject to limitation as set forth in the agreements entered into with the shareholders of the COMPANY. They cannot be freely pledged or encumbered nor transferred. Any transfer may be restricted by the agreements entered into between the shareholders of the COMPANY. Any transfer made in violation of such agreements will be nil and void.”
3.4.	The Parties (a) shall cause their representatives to vote at any Board of Directors meeting for any and all proposed resolutions to have the above provisions fully and timely implemented according to their terms and conditions and (b) shall fully cooperate to obtain from the Jebel Ali Free Zone Authority (the “Authority”) its approval regarding the above mentioned transactions.
ARTICLE (4)
FINANCING
4.	The COMPANY shall exert its best endeavours to secure its own financing required for executing its programs. It will also do its best to obtain, from acceptable sources, any loans it might need to meet its financial requirements. In the event that the COMPANY shall be unable to secure by itself the necessary loans, and the COMPANY requests the Parties to furnish guarantees for any such loans, and provided that all the Parties agree to furnish such guarantees then the Parties shall furnish guarantees for such loans, each in proportion to its respective participation in the paid-up capital of the COMPANY.
ARTICLE (5)
DURATION OF THE COMPANY
5.1.	The term of this COMPANY shall be ten (10) years as from the 7th March 2006.

5.2.	The term of the Company shall automatically renew for successive ten (10) year periods unless, no later than six months prior to the expiration of the then current term, TAQA or CGG notifies the other Party in writing of its intention not to renew, in which event the term shall expire at the end of the then current term.

5.3.	The term of the COMPANY shall be automatically extended either for the period necessary for carrying out and completing the contracts in progress and signed by the COMPANY before the expiration date of this Agreement.

ARTICLE (6)
COLLECTIVE DECISIONS OF THE SHAREHOLDERS
6.1.	Organisation

The shareholders of the COMPANY (“Shareholders”) shall rule collectively on the following matters :
a)	approve the annual accounts of the COMPANY and decide and approve the dividends distribution;

b)	appoint the statutory auditors of the COMPANY;

c)	change the COMPANY’s name, address and business scope;

d)	change the COMPANY’s share capital;

e)	decide to extend the duration of the COMPANY, and

f)	liquidate, wind-up, amalgamate or merge the COMPANY with any other entity.
Matters shall be referred to the Shareholders collectively by the Chairman of the Board of Directors or the General Manager of the COMPANY. Any decision shall be taken by consultation by correspondence, private agreement, fax signed by all Shareholders or general meeting.

The agenda, texts of motions and necessary information documents shall be passed to each Shareholder on the occasion of any consultation.

If consultation takes place by correspondence, the texts of the proposed motions and the documents necessary to inform the Shareholders shall be sent to each in writing (letter or fax). Shareholders shall have a maximum of ten (10) working days from receipt of draft motions to vote. Votes shall be cast in writing (letter or fax). Any Shareholder who does not answer within the ten-day deadline shall be deemed to have abstained.

Mention shall be made of the consultation in the minutes drawn up by the Chairman of the Board of Directors, recording each Shareholder’s response.

Each share shall carry an entitlement to one vote.

6.2.	Majority rules

All decisions for which the Shareholders are competent shall be taken by simple majority of the voting rights held by the Shareholders who voted, except that the decisions specified in items c), d), e) & f) of article 6.1. hereof shall be made by a resolution of the shareholders of the COMPANY representing at least sixty seven per cent (67%) of the COMPANY’s share capital.

6.3	Approval of accounts

Shareholders shall review and rule on the corporate financial statements for the previous financial year within three (3) months of its end, or as soon thereafter as the auditors present their audited financial statements to the Shareholders.

In accordance with Article 13.1., they shall decide on the appropriation of income, and determine the dividends.

The Shareholders shall cause the COMPANY to indemnify members of the Board of Directors and the General Manager for their actions that are made in good faith in the interest of the COMPANY.

6.4	Information provided to Shareholders

Each Shareholder shall receive the agenda, the texts of motions and the necessary information documents on each consultation and/or resolution.

Any Shareholder may request to be sent a financial situation, the provisional financial statements and a business report quarterly.

Collective decisions of Shareholders duly taken shall represent, and be binding on, all Shareholders, even if they dissent, lack legal capacity or did not vote.
ARTICLE (7)
BOARD OF DIRECTORS
7.1.	The Board of Directors will be the highest executive corporate body of the COMPANY and will decide on any and all matters relating to the COMPANY, unless those matters to be decided by the shareholders according to article 6.1. and the matters that have been delegated to the General Manager.

In particular the Board of Directors shall have authority to:
–	define the COMPANY’s strategy;

–	approve the annual budget and business plan of the COMPANY;

–	approve any revision to the annual budget, business plan or extraordinary expenses not anticipated in the annual budget;

–	prepare the annual accounts of the COMPANY and propose the dividends distribution.
7.2.	The COMPANY shall have a Board of Directors of five (5) members. However, Parties agree that the number of Directors may vary depending upon the shareholding evolution. As long as CGG holds fifty one per cent (51%) and TAQA holds forty nine per cent (49%) of the share capital of the COMPANY:
–	three (3) members of the Board of Directors shall be appointed by CGG; and

–	two (2) members of the Board of Directors shall be appointed by TAQA.
Each director will hold office until he resigns or is replaced by the Party which appointed him.

7.3.	The Board of Directors will elect the Chairman of the Board of Directors, the General Manager and the Secretary of the COMPANY.

The Chairman and the General Manager will hold their respective position for as long as they are directors of the COMPANY, or until they resign from such position or are replaced by the Board of Directors.

7.4.	Meetings of the Board of Directors may be convened by the Chairman or by any other member of the Board of Directors. Meetings will be convened with a prior notice of at least ten (10) days, unless all the Directors waive such prior notice. The meetings of the Board of Directors shall be held at least every 6 months. Meetings shall be held at the COMPANY’s head office or at such other location as may be agreed by the Board of Directors. With the consent of all the Directors, meetings may also be held through video or telephone conference. The proceedings of meetings of the Board of Directors will be in English. The official minutes will be kept in English and be kept in the minutes book.

7.5.	Decisions may be taken by the Board of Directors without a meeting if a proposal for action is submitted in turn to each of the members of the Board of Directors and a majority of all the directors consent to such action by signing the proposed resolution.

7.6.	The quorum for meetings of the Board of Directors of five (5) members shall be three (3) directors with attendance of at least one (1) director appointed by CGG and one (1) director appointed by TAQA. If such quorum is not reached on first notice, the meeting will be reconvened according to provisions of article 7.4. and on such second meeting only a quorum of three (3) directors will be requested Any decision of the Board of Directors will require the affirmative vote of the simple majority of the directors present.

For the avoidance of doubt, the Chairman of the Board of Directors shall have no casting vote.
ARTICLE (8)
EXECUTIVE MANAGEMENT
8.1.	The executive management of the COMPANY shall be in the hands of the General Manager.

The General Manager will be required to work in compliance with the decisions of the Board of Directors.

The General Manager will be assisted by Managers including :
–	a Business Development Manager to be approved by the Board of Directors upon proposal of TAQA ;

–	a Chief Financial Officer to be proposed by CGG and to be approved by TAQA; such approval not to be unreasonably withheld.
8.2.	The powers and responsibilities of the General Manager shall be set forth by the Board of Directors.

8.3.	The General Manager shall represent the COMPANY before all courts, government entities, dispute settlement commissions of all types and levels, and all other authorities (the “Authorities”) as well as in its relations with third parties and pleading for and defending the COMPANY. The General Manager also has the right to authorize others to represent the COMPANY on his behalf in front of the aforementioned Authorities and to carry out the activities falling within his duty to represent the COMPANY.

ARTICLE (9)
DEADLOCK
9.1.	In case of a “Deadlock” (any disagreement between the Parties and resulting inability of the Board of Directors to approve any decision which continues to exist after two consecutive meetings of the Board of Directors convened within a period of 3 months), the disputed matter will be referred, at the option of either Party, to the respective Chief executive officers / chairmen of the board of the Parties.

9.2.	If the Deadlock shall not have been resolved between the respective Parties’ Chief executive officers / chairmen of the board within sixty (60) days from the date a Party referred the disputed matter to the other Party, CGG shall have the option to purchase all of the Shares held by TAQA in the COMPANY (the “Call Option Upon Deadlock”) for a Actual Equity Value in accordance with the terms of Article (16).

If CGG decides to exercise its Call Option Upon Deadlock, CGG shall send TAQA a Call Option Upon Deadlock notice (“Call Option Upon Deadlock Notice”), which shall be deemed an Appraisal Notice, with sixty (60) days from expiration of the period of time set forth in the foregoing paragraph.

9.3.	If CGG exercises its Call Option Upon Deadlock in accordance with Article 9.2, TAQA shall transfer and sell to CGG, all of TAQA’s Shares at the Actual Equity Value, as defined in Article (16) below. The closing of the transfer and sale by TAQA to CGG of all of TAQA’s Shares in the COMPANY shall occur no later than 20 calendar days after the final determination of the Actual Equity Value. At the closing, CGG shall pay the Actual Equity Value by delivering to TAQA cash in immediately available funds to the order of TAQA. Concurrently with the delivery of such Actual Equity Value, TAQA shall execute or cause to be executed such instruments of transfer as shall be sufficient to fully vest such ownership interest in TAQA’s Shares to CGG. The closing shall take place at such place as may be agreed upon by TAQA and CGG.

9.4.	If CGG does not exercise its Call Option Upon Deadlock in accordance with Article (9), either Party may request the liquidation and winding up of the COMPANY in which case the Shareholders shall decide to liquidate the COMPANY.
ARTICLE (10)
OBLIGATIONS OF THE TWO PARTIES
Non-competition
10.1.	Subject to provisions of Article 1.2., as long as CGG holds shares in the COMPANY, CGG covenants not to, directly or indirectly, (i) engage in any activities identical or similar to those of the COMPANY as defined in Article 1.1, or (ii) invest in or derive any profit from any business, partnership, corporation, limited liability company or similar entity that engages in any activities identical or similar to those of the COMPANY as defined in Article 1.1 in [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], whether as an owner, partner, shareholder, member, equity holder, joint venture party, employer, agent, independent contractor, consultant, broker or otherwise.

10.2.	As long as TAQA holds shares in the COMPANY, TAQA covenants not to, directly or indirectly, (i) engage in any activities identical or similar to those of the COMPANY as defined in Article 1.1, or (ii) invest in or derive any profit from any business, partnership, corporation, limited liability company or similar entity that engages in any activities identical or similar to those of the COMPANY as defined in Article 1.1 in [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], whether as an owner, partner, shareholder, member, equity holder, joint venture party, employer, agent, independent contractor, consultant, broker or otherwise.
Assistance from CGG
10.3.	CGG shall provide the COMPANY with its management, marketing and technical assistance, consisting of assistance in:
A.	Management assistance:

This assistance will be provided to COMPANY in relations with its activities outside GCC Countries :
–	Expertise provided at the operational level by CGG central teams (HSEMS, mechanical, electronic, surveying expertise) during the mobilization and in the course of the operation;

–	Expertise provided by CGG support functions in finance, procurement, logistics, tax, insurance and legal matters.
B.	Marketing assistance:
•	Support provided by CGG for commercial actions and strategy, marketing intelligence, conception, design, costing of projects and actual sales.
C.	Technology assistance:
•	Support provided by CGG for engineering, fundamental and applied Research & Development and Intellectual Property.
In consideration of such services, COMPANY shall pay CGG fees equal to:
•	For the assistance described in article 10.3. paragraphs B and C: [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of the revenues made by the COMPANY (costs of sponsors, commercial consultants, agents and other third-parties are not covered by these fees);

•	For the assistance described in article 10.3. paragraph A: [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of the revenues made by the COMPANY outside GCC Countries, such fee for the management assistance being capped to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per year. For GCC countries this assistance ( paragraph A) is not included, but may be provided, if requested and subject to availability, under terms and conditions to be mutually agreed between COMPANY, ARGAS and CGG.
The above fees will be calculated on the revenues of the COMPANY ; the revenues of the COMPANY being defined as the total amount invoiced by COMPANY to clients and third-parties (with the exclusion of the amounts invoiced to CGG and its subsidiaries for rental of CGG Ardiseis’ equipment), excluding VAT, sales tax and similar tax if any and before deduction of any taxes or withholdings taxes.

Any and all taxes due outside France on such fees shall be paid and borne by the COMPANY in order that CGG receives the amount of such fees as if no taxes were levied.

Purchase or Rental of Equipment
10.4.	The COMPANY has the right to obtain any equipment required for its activities directly from manufacturing companies, including CGG and its Affiliates in any part of the world.

10.5.	CGG and its Affiliates shall be the preferred sellers to the COMPANY of any necessary equipment for the COMPANY’s activities, provided that the prices offered to the COMPANY, by CGG or its Affiliates, for the sale of equipment shall be competitive with the prevailing prices on the international market for comparable equipment in quality and specifications.

10.6.	CGG, its geophysical services’ Affiliates and the COMPANY shall rent to each other, if necessary and available, seismic data acquisition equipment, under terms and conditions to be mutually agreed.
Secondment of key field employees
10.7.	CGG shall second to COMPANY, in consideration of a secondment fee, key field employees who are necessary to carry out the field operations, under terms and conditions to be mutually agreed.

The agreed secondment fees will cover in particular but not exclusively the following costs : salary, social benefits, time off, annual leave, pension/retirement funds, travel expenses, accomodations, visas etc ... of the related field employees

In addition to such secondment fees and in consideration of:
–	Handling all administrative issues for CGG and CGG’s affiliates key field personnel seconded to COMPANY’s operations (holidays, pensions, social benefits, trainings, visas, plane tickets, etc...);

–	Sourcing of independent / subcontracted qualified key field personnel as required, COMPANY shall pay to CGG an annual fee equal to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT], which represents a handling fee.
ARTICLE (11)
MAJOR DEFAULT
11.1. Each of the following events shall constitute a “Major Default” for the purposes of this Agreement:
a)	breach of the exclusivity and non competition provisions defined in Articles 10.1 and 10.2 of this Agreement by either of the Parties;

b)	breach of any of the contractual voting conventions defined in the Agreement;

c)	any transfer, attempted transfer or disposal of shares of the COMPANY in violation of this Agreement; and

d)	failure to comply with the provisions of the Deadlock clause in Article (9) of this Agreement.

11.2	If a Party (the “Non Defaulting Party”) believes that the other Party (the “Defaulting Party”) is in Major Default of its obligations hereunder, then the Non-Defaulting Party may serve a notice (the “Default Notice”) to the Defaulting Party and the Board of Directors of the COMPANY to cure such default. In the event that such Major Default has not been cured within thirty (30) days of the Default Notice thereof to the Defaulting Party, the Non-Defaulting Party shall be entitled to issue an Appraisal Notice (as defined in Article (16) herein above) within thirty (30) days and exercise, in its absolute discretion :
- if the Non Defaulting Party is TAQA, a put option (“Put Option Upon Default”) to sell all (but not less than all) of its shares to the Defaulting Party (CGG), at the Actual Equity Value to be calculated pursuant to Article (16) below,
- if the Non Defaulting Party is CGG, a call option (“Call Option Upon Default”) to purchase all (but not less than all) of the shares of the Defaulting Party (TAQA) at the Actual Equity Value to be calculated pursuant to Article (16) below.
Upon determination of the Actual Equity Value, the Non-Defaulting Party shall, within thirty (30) days, issue a notice to the Defaulting Party specifying the effective exercise of its option. The Defaulting Party shall not be entitled to reject to such notice and shall be required to consummate any and all transactions in order to finalize the purchase and sale of the shares, as the case may be. The sale or the purchase of the shares shall be finalized within thirty (30) days of the notice issued by the Non-Defaulting Party, unless it is necessary to extend this period in order (a) to obtain necessary governmental authorizations and/or (b) as far as CGG is concerned, for CGG to obtain financing through an increase of its share capital.
ARTICLE (12)
CHANGE OF CONTROL
12.1.	If a Change of Control (as defined in Article 12.5) of CGG (the “Affected Party”) occurs, TAQA(the “Non-Affected Party”) will have the option, in its absolute discretion, to exercise a put option (“Put Option Upon Change of Control”) to sell all (but not less than all) of its shares to CGG at the Actual Equity Value to be calculated pursuant to Article (16) below.12.2. If a Change of Control (as defined in Article 12.5) of TAQA (the “Affected Party”) occurs, CGG (the “Non-Affected Party”) will have the option, in its absolute discretion, to exercise a call option (“Call Option Upon Change of Control”) to purchase all (but not less than all) of the shares of TAQA at the Actual Equity Value to be calculated pursuant to Article (16) below.

12.3.	Within 15 (fifteen) Business Days (a “Business Day” being defined in this Agreement as a day during which businesses are transacted in the United Kingdom) of a Change of Control of the Affected Party, or, if earlier, within 15 Business Days, upon the execution and delivery of an agreement pursuant to which a Change of Control of the Affected Party will occur, the Affected Party shall send a notice (a “Change of Control Notice”) to the Non-Affected Party stating (i) that a Change of Control of the Affected Party has occurred (or, if the Change of Control has not yet occurred, when that Change of Control will reasonably occur), (ii) the manner in which the Change of Control occurred (or is to occur) and (iii) the ultimate beneficial owner of the Affected Party, in the case of a stock purchase, and the ultimate beneficial owner of the successor entity, in the case of a merger, or, in the case of an asset purchase, the ultimate beneficial owner of the purchaser of the assets. Irrespective of whether the Affected Party sends a Change of Control Notice, if, upon a Change of

Control of the Affected Party, the Non-Affected Party exercises its option as defined in Article 12.1 and Article 12.2 then it shall send to the Affected Party a written notice (an “Exercise Notice”), being understood that if the Non-Affected Party does receive a Change of Control Notice, the Non-Affected Party may exercise its option at any time without any limit in time.

12.4.	Upon determination of the Actual Equity Value, the Non-Affected Party shall, within thirty (30) Business Days, issue a notice to the Affected Party specifying the effective exercise of its option. The Affected Party shall not be entitled to reject such notice and shall be required to complete any transactions in order to finalize the purchase and sale of the shares, as the case may be. The sale or the purchase of the shares shall be finalized within thirty (30) Business Days of the notice issued by the Non-Affected Party, unless it is necessary to extend this period in order (a) to obtain necessary governmental authorizations and/or (b) as far as CGG is concerned, for CGG to obtain financing through an increase of its share capital.

12.5.	“Change of Control” shall mean, with respect to TAQA and CGG, that any one of the following events has occurred after the date of this Agreement:
a)	a change occurs as a result of which an entity newly acquires the right to control the appointment of at least two-thirds of the board of directors of TAQA or CGG; or

b)	any entity together with its affiliates, has newly become, at any date hereafter, the beneficial owner, directly or indirectly, of 50% or more of the voting power of its then-outstanding voting securities; or

c)	the approval by the shareholders of TAQA or the shareholders of CGG, as the case may be, of the merger or consolidation of TAQA or CGG, as the case may be, or the sale of all or substantially all of the assets of TAQA or CGG, as the case may be, to, any other entity, unless the members of its board of directors as constituted, immediately before such merger, consolidation or sale shall constitute at least a majority of the directors of the surviving corporation of such merger or consolidation of the transferee in such sale, immediately following the completion of any such transaction, or any parent.
ARTICLE (13)
PROFITS AND LOSSES
13.1	The net profits accruing from the operations of the COMPANY, when distributed, shall be distributed between the Parties in proportion to their respective percentage participation in the capital of the COMPANY. Taking into account the business perspectives and the anticipated cash needs of the COMPANY, the Shareholders shall decide a reasonable amount from the net profits of the COMPANY to be declared as dividends to be distributed to the Shareholders.

13.2.	The responsibility of the Parties for the losses of the COMPANY will be limited to the nominal value of the shares they hold in the COMPANY and neither Party shall be directly or indirectly liable for damages or claims arising out of the activities of the COMPANY.

ARTICLE (14)
AUDITING OF ACCOUNTS
The Shareholders shall, at the commencement of each fiscal year, appoint auditors, authorized to work in Dubai, to conduct the audit and prepare and certify the correctness of the COMPANY’s accounts. The auditor’s report shall be presented to the Shareholders for approval and shall form the basis for the determination of the net profits and losses of the COMPANY.
For the avoidance of doubt, as long as the COMPANY will be consolidated by CGG, the auditors will have to perform any work or to issue any opinion required for CGG compliance purposes to its obligations as a listed company in Paris and in New-York.
ARTICLE (15)
EXPIRATION, LIQUIDATION AND CANCELLATION OF THE COMPANY
15.1.	The COMPANY shall expire at the end of the period stipulated in Article 5.1, unless the term of the COMPANY is renewed according to provisions of article 5.2..

15.2.	In case of liquidation, the Board of Directors will ensure that, in accordance with the applicable laws, the value of the COMPANY’s properties and assets is distributed between the Parties in proportion to their percentage of the capital.
ARTICLE (16)
ACTUAL EQUITY VALUE
16.1.	The appraiser selected pursuant to the provisions of this Article 16 shall be instructed to adopt equity value for the purpose of calculating the value of the COMPANY in accordance with the terms of Article 16 (the Actual Equity Value).

“Actual Equity Value” means at any time the aggregate of:
A.	the amount paid up or credited as paid up on the issued share capital of the COMPANY; and

B.	the amount standing to the credit of the capital and retained earnings of the COMPANY, based on the latest published audited balance sheet of the COMPANY, but adjusted by, without double-counting:
(i)	adding any amount standing to the credit of the profit and loss account of the COMPANY for the period ending on the date of the latest balance sheet to the extent not included in item B above;

(ii)	deducting any dividend or other distribution declared, recommended or made by the COMPANY;

(iii)	deducting any amount attributable to an upward revaluation of assets;

(iv)	reflecting any variation in the amount of the issued share capital of the COMPANY and the capital and retained earnings of the COMPANY after the date of the latest balance sheet; and

(v)	including any amount attributable to minority interests; and
The resulting amount being prorated to take into account the percentage that the Shares to be sold or purchased represent in the total share capital of the COMPANY.

16.2	Requests for Determination of the Actual Equity Value:

In the event a notice shall be issued by either Party in order to have the Actual Equity Value be calculated for rights of buyout associated with a Call Right under Article (3.2.) or Call Option Upon Deadlock Article (9), a Default Notice under Article (11), a Put Option Upon Default or Call Option Upon Default under Article (12) or a Transfer Notice under Article (3.3), such Party shall deliver a written request to the COMPANY and all other Shareholders (the “Appraisal Notice”). In the event that an Appraisal Notice is made, the Parties will attempt to agree within 10 days of the date of the Transfer Notice or the Appraisal notice, as the case may be, by appointing an independent adjudicator or if the Parties cannot agree on the adjudicator within 10 days, then a notary public appointed by either Party or by the COMPANY will on the next day select an adjudicator by drawing names at random from the following list:

Price Waterhouse Coopers Deloitte Touch KPMG Ernst & Young

The person so appointed or selected is hereafter referred to as the “Adjudicator”.

The Parties will immediately ask the Adjudicator selected whether they have had significant prior business dealings with the Parties. If it has and either Party believes there exists a conflict of interests for this reason, then the Adjudicator will be selected on the next day by a second random draw by the same notary public form the same list. The Parties agree to accept the results of the second draw.

If no Adjudicator may be appointed through the foregoing provisions, the Adjudicator will be appointed by the International Centre for Expertise of the International Chamber of Commerce among the international and independent accounting and auditing firms, provided that the so-selected firm has no direct or indirect relation with either of the Parties.

The Actual Equity Value will be determined as of the last day of the calendar month in which the Appraisal Notice is delivered (the “Determination Date”).

16.3.	The Adjudicator will be instructed by either Party or by the COMPANY to calculate the Actual Equity Value within six weeks.

16.4.	The Actual Equity Value as determined by the Adjudicator who shall act as an expert and not as an arbitrator will be final and will bind the COMPANY and both Parties.

16.5.	TAQA and CGG shall bear the fees and costs of the outside adjudicator firm they appoint and share equally the fees and costs of the independent adjudicator firm, if any are appointed. However in case of Actual Equity Value determination associated with a Major Default or Change of Control of one of the Parties, the Defaulting Party or Affected Party shall bear any and all costs arising from such determination. The Shareholders agree that they and the COMPANY shall provide the independent adjudicator firm with the necessary information and date, and make available to the firm any COMPANY representatives and officers, the adjudicator firm may request.

ARTICLE (17)
NOTICES
Any notice, consent or agreement, to be given by any party hereto to the other party, shall be given by sending the notice, consent or agreement by registered airmail post to the principal place of business at that time, or to the last known address of the party.
ARTICLE (18)
FORCE MAJEURE
No party to this Agreement shall be liable to the other party for any failure or delay in performance of its obligations under this Agreement, if resulting from any cause or circumstances which is entirely beyond its control, including but without limiting the generality of the foregoing, any such failure or delay as is caused by strikes, lockouts, fires, shipwrecks, acts of God, natural disasters or riots, civil unrest, insurrection, revolution or rebellion, and interference by military authorities with the orders of any government authorities.
ARTICLE (19)
SETTLEMENT OF DISPUTES
19.1.	This Agreement shall be subject in its interpretation and execution to the laws and regulations in force in Dubai and the Jebel Ali Free Zone.

19.2.	If any dispute or difference shall arise resulting from or relation to this Agreement, the two parties shall exert their utmost efforts to settle this dispute amicably.

19.3.	All disputes arising in connection with this Agreement whether arising during its terms or thereafter and which cannot be resolved amicably by the parties shall be finally settled according to the rules of arbitration of the International Chamber of Commerce by one or several arbitrators appointed as set out by these rules. In all cases, the Arbitration Tribunal shall decide in accordance with the terms of the Agreement and shall take into account any trade usage applicable to the transaction. A dispute shall be deemed to have arisen when either party notifies the other party in writing to that effect. Arbitration shall take place in Dubai, the United Arab Emirates and the arbitration shall be held in English. Any decision of the Arbitrator shall be final and binding upon the parties to the arbitration.
ARTICLE (20)
CALENDAR
All periods of time and dates in this Agreement shall be counted in accordance with the Gregorian Calendar.
The fiscal year of the COMPANY will end on December 31 of each Gregorian year.

ARTICLE (21)
ENTIRE AGREEMENT
This present Agreement replaces and cancels all previous agreements between the Parties in relation to the COMPANY and their relations within the COMPANY. Specially, the present Agreement replaces and cancels the Memorandum of Understanding signed on March 27, 2006.
If there is any conflict between any provision of this Agreement and any provision of the Jebel Ali Free Zone Authority Implementing Regulations No.1/99 issued pursuant to Dubai Law No.2 of 1986 (the “Implementing Regulations”) except where the relevant provision of the Implementing Regulations is a mandatory provision the relevant provision of this Agreement shall prevail.
In case of any conflict or discrepancy between any provision of this Agreement and any provision of the documents or agreements attached hereto, the provisions of the Agreement shall prevail.
ARTICLE (22)
NUMBERED ORIGINALS AND LANGUAGES
This Agreement shall be drawn up in four (4) signed originals in English and each Party hereto shall retain one signed original.
The remaining copies have been delivered to the COMPANY’s management for the COMPANY files.
FIRST PARTY
INDUSTRIALIZATION & ENERGY SERVICES COMPANY
(“TAQA”)
/s/ Dr Abdulaziz S. Al JARBOU
Dr Abdulaziz S. Al JARBOU
Chairman
SECOND PARTY
COMPAGNIE GENERALE DE GEOPHYSIQUE
(“CGG”)
/s/ Dominique ROBERT
Dominique ROBERT
Attorney

Appendix 1
*********************************
AMENDMENT TO THE ARTICLES OF ASSOCIATION OF
THE ARABIAN GEOPHYSICAL AND SURVEYING
COMPANY (ARGAS) (A Limited Liability Company)
     On the 27th of Safar 1427 H corresponding to the 27th of March 2006 G. this agreement was made and entered into by and between:
1.	“INDUSTRIALIZATION & ENERGY SERVICES COMPANY (“IESC” or “TAQA”), a Saudi stock company established according to Royal Decree no. M/2 dated 21/01/1424 H; and its commercial registration no is 1010188904 dated 04/06/1424 H, located in the city of Riyadh and its address is P.O. Box 28589, Riyadh 11427 and represented by the Chairman of the Board Dr. Abdulaziz Saleh Al-Jarbou, a Saudi national as per civil registration 1000885929 dated 20/04/1383 H, issued in Hayel.
(OF THE FIRST PARTY)
2.	“COMPAGNIE GENERALE DE GEOPHYSIQUE”, existing under the laws of France, having its head office at 1, rue Leon Migaux — 91341 — MASSY Cedex — France (hereinafter referred to as « CGG »), represented by its Chairman of its Board of Directors, Mr. Robert Brunck, a French National, holding Passport N° 05VK11681 issued from PARIS (France) on 26th of January 2005.
(OF THE SECOND PARTY)
P R E A M B L E
•	Whereas, the two parties are the shareholders of the limited liability company named “THE ARABIAN GEOPHYSICAL & SURVEYING COMPANY (ARGAS)”, hereinafter referred to as “THE COMPANY”, which is registered in the Commercial Register in Dammam under N° 2051001444 dated 28.1.1389 H. (corresponding to 15.4.1969 G.).
•	Whereas the parties have agreed to develop their cooperation within the COMPANY by developing the land and shallow water seismic data acquisition activities of the COMPANY, as a sub-contractor of CGG, in the countries of the Gulf Cooperation Council (outside the Kingdom of Saudi Arabia).
NOW, IT HAS AGREED AND DECIDED AS FOLLOWS
First
The following provisions shall be added at the end of article 1.2. :

“The provisions of the present article 1.2. shall not apply to the Activities in the GCC Countries as detailed in article 1.4..”
Second
A new article 1.4. is created as follows:
“1.4.	As from the final approval and registration of the present amendment by the appropriate authorities of the Kingdom of Saudi Arabia, COMPANY will be the exclusive sub-contractor of CGG Ardiseis, a CGG subsidiary set up in Jebel Ali Free Zone — Dubai - (“CGG Ardiseis”) for the Activities in the GCC Countries, under the following terms and conditions.
When used in the present article 1.4. :
•	The word “Activities” is defined as land and shallow water seismic data acquisition business; for the avoidance of doubts the terms “shallow water” means Ocean Bottom Cable (OBC) operations realized close to the shore in shallow water depth and which typically represent an extension of land/transition zone seismic surveys (whether simultaneously or not).

•	The word “GCC Countries” is defined as the countries pertaining to the Gulf Cooperation Council at the date hereof, other than the KSA, i.e. Oman, Kuwait, United Arab Emirates, Qatar and Bahrain.
For the avoidance of doubts, the activities of COMPANY in the Kingdom of Saudi Arabia as per described in the present Articles of Association remain unchanged.
With regard to the Activities in the GCC Countries:
a)	CGG Ardiseis shall act as the leading party of the cooperation with COMPANY in the GCC Countries and shall carry out, exclusively for the benefit of COMPANY in the manner herein contemplated, the marketing and promotion of the Activities in the GCC Countries.

CGG Ardiseis shall identify the calls for tender and opportunities for Activities in the GCC Countries and shall transmit to COMPANY the related calls for tender.

b)	COMPANY shall evaluate such calls for tender and opportunities and shall prepare competitive offers to such requests, with the CGG Ardiseis engineering and technical support.

As leading party and prime contractor, CGG Ardiseis shall submit all commercial offers to the clients, such offers being based upon and/or including the offer prepared by COMPANY under the client’s format.

COMPANY shall assist CGG Ardiseis in case of questions or requests issued by clients in relation with the COMPANY’s offer. Any modification to the COMPANY’s offer and/or to the contract proposed by clients shall have to be approved by COMPANY before CGG Ardiseis accepts the same with clients.

In case COMPANY is not interested by a call for tenders or a contract opportunity or has no resources to conduct the resulting contract, CGG Ardiseis will be entitled to submit an offer for the related project and to sign and conduct, by it-self and for its own account, the resulting contract.

c)	In case of awards based upon the offer prepared by COMPANY, the resulting contracts with clients shall be in the name of CGG Ardiseis and all the operations and related obligations shall be subcontracted by CGG Ardiseis to COMPANY on a strict back-to-back basis, COMPANY assuming the contractor’s obligations under the said contracts as if it was the prime contractor (including, but not limited to, issuance of bonds (such as bid bonds, performance bonds), warranties and insurance certificates).

d)	The prices offered to and agreed with clients by CGG Ardiseis shall include (i) the prices agreed to by COMPANY, (ii) a 4% (four per cent) mark-up (such mark-up being net of any and all taxes) corresponding to the CGG Ardiseis compensation for the marketing, commercial, technical and engineering assistance provided to COMPANY (such assistance fee covering the marketing support (i.e. support provided by CGG Ardiseis for commercial actions and strategy, marketing intelligence, conception, design, costing of projects and actual sales (Costs of sponsors, commercial consultants or agents are not covered by these fees) and the technical and engineering assistance (i.e. support provided by CGG Ardiseis for engineering, fundamental and applied Research & Development and Intellectual Property)).

The above assistance and the related fees do not cover any management or operational assistance, such as :
•	Expertise provided at the operational level by CGG central teams (HSEMS, mechanical, electronic, surveying expertise) during the mobilization and/or in the course of the operations.

•	Expertise provided by CGG support functions in finance, procurement, logistics, tax, insurance and legal matters.
However, this assistance may be provided, if requested and subject to availability, under terms and conditions to be mutually agreed between COMPANY, CGG and CGG Ardiseis.
e)	The operations subcontracted by CGG Ardiseis to COMPANY and the related contractor’s obligations under the contracts with clients shall be carried out by COMPANY under its sole responsibility and at its sole risks using:
•	Its own equipment (whether those presently owned or those that COMPANY might decide to invest in, in the future) and human resources;

•	CGG’s and/or CGG Ardiseis’ equipment and human resources, if necessary and available, such resources to be provided to COMPANY on the basis of prevailing international market prices;

•	Third-party’s equipment and resources subject to respect of the CGG’s and CGG Ardiseis preferred supplier status defined in the present Articles of Association.
Third

Existing article 1.4. remains unchanged and is renumbered as article 1.5..
Fourth
The rest of the Articles of Association that have not been included in this Amendment shall remain as they are without any amendment or change.
Fifth
          This Amendment has been printed into eight (8) copies and each party has received one copy to act in accordance with it, and the other copies are intended to be submitted to the relevant authorities to finalise the legal procedures. The parties have delegated Mr Habibullah M. Mousa Merghelani and Mr Patrice Kermoal together or alone to finalise these procedures.
Written on 27th of Safar 1427 H corresponding to March 27,2006 G.
First Party
INDUSTRIALIZATION & ENERGY SERVICES COMPANY — TAQA -
/s/ Dr Abdulaziz S. Al JARBOU

Represented by: Dr Abdulaziz S. Al JARBOU
Second Party
COMPAGNIE GENERALE DE GEOPHYSIQUE
/s/ Robert BRUNCK

Represented by: Mr Robert BRUNCK